UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2022

MATIV HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13948	62-1612879
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

100 North Point Center East, Suite 600 Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

1-800-514-0186

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	MATV	New York Stock Exchange

☐  Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On December 23, 2022 (the “Closing Date”), Mativ Holdings, Inc. (f/k/a Schweitzer-Mauduit International, Inc.), a Delaware corporation (the “Company”) entered into an accounts receivable securitization facility in the aggregate principal amount of up to $175.0 million (the “A/R Facility”) to provide additional liquidity and funding for the ongoing business needs of the Company and its subsidiaries.

The documentation for the A/R Facility includes (i) a Receivables Purchase Agreement, dated as of December 23, 2022 (the “Receivables Purchase Agreement”), by and among Mativ Receivables, LLC, a wholly-owned, consolidated, bankruptcy-remote indirect subsidiary of the Company (the “Seller”), the Company, the persons from time to time party thereto as purchasers (the “Purchasers”), PNC Bank, National Association, as administrative agent (“PNC” or “Administrative Agent”), and PNC Capital Markets LLC, as structuring agent and (ii) a Sale and Contribution Agreement, dated as of December 23, 2022 (the “Sale and Contribution Agreement”). The A/R Facility will terminate on December 23, 2025 unless earlier terminated in accordance with its terms.

In connection with the A/R Facility, the Company and certain wholly-owned direct and indirect domestic subsidiaries of the Company (the “Originators”), have sold and/or contributed, and will continue to sell and/or contribute, all of their accounts receivable generated in the ordinary course of their business (other than certain excluded receivables) and certain related assets (collectively, “Receivables”) to the Seller pursuant to the Sale and Contribution Agreement. Pursuant to the Receivables Purchase Agreement, the Seller may, from time to time, in turn sell Receivables, to the Purchasers, in exchange for payment as set forth in the Receivables Purchase Agreement.

The Seller will pay the applicable Yield Rate (as defined in the Receivables Purchase Agreement) with respect to the investments made by the Purchasers under the Receivables Purchase Agreement. The Seller will also pay certain customary fees under the Receivables Purchase Agreement on a monthly basis.

The Company will be responsible for initial servicing and collection of the Receivables, and provide a customary guaranty of performance of the respective obligations of Originators to the Administrative Agent, Purchasers, and the other secured parties under the Receivables Purchase Agreement. However, neither the Company nor any of the Company’s other subsidiaries is guaranteeing the payment of Seller’s obligations under the Receivables Purchase Agreement, or the creditworthiness of the obligors thereunder.

The Receivables Purchase Agreement and the Sale and Contribution Agreement contain certain customary representations and warranties, affirmative and negative covenants, indemnification provisions, and events of default, including those providing for the acceleration of amounts owed by the Seller to the Purchasers under the Receivables Purchase Agreement upon the occurrence of certain events.

The foregoing descriptions of the Receivables Purchase Agreement and the Sale and Contribution Agreement are qualified in its entirety by reference to the full and complete terms of the Receivables Purchase Agreement and the Sale and Contribution Agreement, which are included as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Entry Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1†	Receivables Purchase Agreement, dated as of December 23, 2022, by and among the Company, Mativ Receivables LLC, PNC Bank, National Association, as administrative agent, PNC Capital Markets LLC, as structuring agent, and the purchasers party thereto.

10.2†	Sale and Contribution Agreement, dated as of December 23, 2022, by and among the Company, Mativ Receivables LLC and the originators party thereto.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

†

Certain schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) and/or Item 601(b)(10)(iv), as applicable, of Regulation S-K. The Company agrees to furnish an unredacted, supplemental copy (including any omitted schedule or attachment) to the SEC upon request. Redactions and omissions are designated with brackets containing asterisks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mativ Holdings, Inc.

By:	/s/ Ricardo Nunez
Ricardo Nunez
Chief Legal Officer, Secretary and Chief Compliance Officer

Dated: December 27, 2022